EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment 1 of the Registration Statement to Form S-3 of WebMediaBrands Inc. of: (i) our report dated March 8, 2011, with respect to the audit of the consolidated balance sheet of WebMediaBrands Inc. as of December 31, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, which report appears in the Annual Report on Form 10-K of WebMediaBrands Inc. for the year ended December 31, 2010; and (ii) to the reference to our firm under the heading “Experts”.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
August 17, 2011